Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES SECOND QUARTER FISCAL YEAR 2009 FINANCIAL RESULTS

— Revenue of $59.7 million down 5% — Gross Merchandise Volume (GMV) of $91.2 million up 3% - Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $5.5 million down 4% —

WASHINGTON — April 30, 2009 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its fiscal second quarter (Q2-09) ended March 31, 2009.  Liquidity Services, Inc. is a leading online auction marketplace for wholesale surplus and salvage assets.

Liquidity Services, Inc. (LSI or the Company) reported consolidated Q2-09 revenue of $59.7 million, a decrease of approximately 5% from the prior year’s comparable period.  Adjusted EBITDA for Q2-09 was $5.5 million, a decrease of approximately 4% from the prior year’s comparable period.  Q2-09 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was $91.2 million, a growth rate of approximately 3% over the prior year’s comparable period.

Net income in Q2-09 was $1.7 million or $0.06 diluted earnings per share. Adjusted net income in Q2-09 was $2.5 million, or $0.09 adjusted diluted earnings per share.

“While the tough economic climate impacted our results during Q2-09, we made significant progress against our key FY09 initiatives to position the Company for long term growth. The rollout of our new DoD Surplus Contract is on track; we have greatly improved operational efficiencies in our commercial and government units; expanded our buyer base and improved our service offering during Q2-09. These factors helped contribute to a sharp improvement in results from the previous quarter.” said Bill Angrick, Chairman and CEO of LSI. “LSI grew consolidated GMV by 3% over the prior year’s comparable period and 11% sequentially, despite the decline in our scrap business which was down 13% sequentially and 48% from the prior year due to a decrease in scrap metal prices, which appear to have stabilized recently. Our sequential growth was driven by our commercial and GovDeals businesses as clients and buying customers seek more value in the reverse supply chain during these difficult economic times. Commercial GMV grew approximately 22% over the prior year period, and 29% sequentially, driven by a 27% increase in GMV from our consignment model over the prior year period. GovDeals GMV grew approximately 22% over the prior year period, and 24% sequentially. Adjusted EBITDA for Q2-09 was up 161% sequentially driven by improved margins in our commercial business and the roll-out of our new Surplus Contract, which had its first significant month of operations in March. These efficiencies contributed to LSI generating $5.7 million of cash flow from operations during Q2-09.  Our buyer marketplace continues to deliver strong results for our sellers as we ended the quarter with over 1.1 million registered buyers, which is up approximately 24% over the prior year period, including the addition of a record 65,000 new registered buyers in the second quarter. Transaction volume was up approximately 32% over the prior year period driven by a record number of 557,000 auction participants illustrating that our marketplace is increasingly attractive to buyers in a down economy.”

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Business Outlook

We are in a period of economic uncertainty and unprecedented market volatility which makes it difficult for us to forecast business trends, resulting in a wider than usual guidance range. In the short term, we believe changes in consumer spending patterns may impact the overall supply of goods in the reverse supply chain and the volume and value of goods sold in our commercial marketplace. In the longer term, we expect our business to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplace, (ii) as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record and demonstrated financial strength we expect our competitive position to strengthen.

The following forward looking statements reflect the following trends and assumptions for the next quarter and FY 2009:

(i)                                  reduced commodity prices which will continue to result in decreases to the GMV and profit realized in our scrap business compared to fiscal year 2008;

(ii)                               lower average sales prices realized in our commercial, state and local government marketplaces compared to fiscal year 2008;

(iii)                            new business rules under our new DoD Surplus Contract, which will remove selected items from the product pool that we have historically handled and sold, resulting in lower GMV in our surplus business;

(iv)                           upfront costs associated with launching our new DoD Surplus Contract, including the hiring of new staff and the opening of two new warehouses totaling 665,000 square feet in Columbus, Ohio and Oklahoma City, Oklahoma;

(v)                              our expectation that we will achieve full implementation of our new Surplus Contract in the third quarter of fiscal 2009;

(vi)                           the continued sale throughout fiscal year 2009 of property issued, prior to December 18, 2008, under our original Surplus Contract;

(vii)                        improved operations and service levels in our commercial business which we expect will improve margins during the last two quarters of fiscal year 2009; and

(viii)                     an increase in our expected effective income tax rate from 43% in fiscal year 2008 to 46% for fiscal year 2009 as a result of non-deductible stock based compensation costs increasing in proportion to our U.S. based taxable income.

Our results may also be materially affected by changes in business trends and our operating environment, and by other factors, such as, investments in infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap Contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract and have assumed for purposes of providing guidance regarding our projected financial results for the next quarter and fiscal year 2009 that we will again receive this incentive payment.

GMV — We expect GMV for fiscal year 2009 to range from $355 million to $370 million, which is unchanged from our previous estimate.  We expect GMV for Q3-09 to range from $94 million to $98 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2009 to range from $22.5 million to $26.5 million, which is unchanged from our previous estimate.  We expect Adjusted EBITDA for Q3-09 to range from $8.7 million to $9.4 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2009 to range from $0.45 to $0.47, which is unchanged from our previous estimate.  For Q3-09, we estimate Adjusted Earnings Per Diluted Share to be $0.16 to $0.17. This guidance reflects the recent impact of our stock repurchase program under which we repurchased 707,462 shares for approximately $3.9 million, during the prior quarter, however it does not assume that we will continue to repurchase shares with the approximately $6.1 million yet to be expended under the program.

Our guidance adjusts EBITDA and Diluted EPS for the effects of FAS 123(R), which we estimate to be approximately $1.6 million to $1.7 million per quarter for the remaining two quarters of fiscal year 2009.

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Key Q2-09 Operating Metrics

Registered Buyers — At the end of Q2-09, registered buyers totaled approximately 1,111,000, representing a 24% increase over the approximately 892,000 registered buyers at the end of Q2-08.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to a record approximately 557,000 in Q2-09, an approximately 20% increase over the approximately 463,000 auction participants in Q2-08.

Completed Transactions — Completed transactions increased to a record approximately 120,000, an approximately 32% increase for Q2-09 from the approximately 91,000 completed transactions in Q2-08.

GMV and Revenue Mix — GMV and revenue continue to diversify due to the continued growth in our U.S. commercial and GovDeals businesses and the addition of our international commercial business.  As a result, the percentage of GMV and revenue derived from our DoD Contracts during Q2-09 decreased to 31.6% and 48.2%, respectively, compared to 44.6% and 62.6%, respectively, in the prior year period.  The table below summarizes GMV and revenue by pricing model.

	Q2-09	Q2-08
GMV Mix
Profit-Sharing Model:
Original Surplus Contract	17.8%	23.9%
Scrap	10.4%	20.7%
Total Profit Sharing	28.2%	44.6%

Consignment Model:
GovDeals	21.2%	18.0%
Commercial - US	21.7%	17.6%
Total Consignment	42.9%	35.6%

Purchase Model:
Commercial - US	20.6%	18.3%
New Surplus Contract	3.4%	—
Commercial - International	3.6%	—
Total Purchase	27.6%	18.3%

Other	1.3%	1.5%
Total	100.0%	100.0%
Revenue Mix
Profit-Sharing Model:
Original Surplus Contract	27.1%	33.5%
Scrap	15.9%	29.1%
Total Profit Sharing	43.0%	62.6%

Consignment Model:
GovDeals	2.4%	1.8%
Commercial - US	9.8%	6.4%
Total Consignment	12.2%	8.2%

Purchase Model:
Commercial - US	31.5%	25.7%
New Surplus Contract	5.2%	—
Commercial - International	5.4%	—
Total Purchase	42.1%	25.7%

Other	2.7%	3.5%
Total	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income less (a) interest income and other income, net; plus (b) provision for income taxes; (c) amortization of contract intangibles; and (d) depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense.

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008
	(in thousands) (unaudited)
Net income	$1,675	$2,646	$1,677	$5,009
Interest income and other income, net	(90)	(621)	(326)	(1,109)
Provision for income taxes	1,427	1,862	1,429	3,504
Amortization of contract intangibles	203	203	407	407
Depreciation and amortization	678	465	1,316	852

EBITDA	3,893	4,555	4,503	8,663
Stock compensation expense	1,566	1,151	3,049	2,263

Adjusted EBITDA	$5,459	$5,706	$7,552	$10,926

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock compensation expense.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008
	(Unaudited) (Dollars in thousands, except per share data)
Net income	$1,675	$2,646	$1,677	$5,009
Stock compensation expense (net of tax)	846	679	1,647	1,335

Adjusted net income	$2,521	$3,325	$3,324	$6,344

Adjusted basic earnings per common share	$0.09	$0.12	$0.12	$0.23

Adjusted diluted earnings per common share	$0.09	$0.12	$0.12	$0.23

Basic weighted average shares outstanding	27,777,517	27,951,777	27,901,907	27,947,958

Diluted weighted average shares outstanding	27,972,045	28,261,121	27,999,171	28,184,407

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Conference Call

The Company will host a conference call to discuss the second quarter fiscal 2009 results at 5 p.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing 866-510-0710 or 617-597-5378 and providing the participant pass code 79980155. A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com. A replay of the web cast will be available on the Company’s website for 30 calendar days ending May 29, 2009 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until May 29, 2009 at 11:59 p.m. ET. To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 78547852. Both replays will be available starting at 8:00 p.m. on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this press release, to the most directly comparable GAAP measures, can be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; and our ability to successfully complete the integration of Geneva into our existing operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About LSI

LSI enables buyers and sellers to transact in an efficient, automated online auction environment. The Company’s marketplaces provide professional buyers access to a global, organized supply of wholesale surplus and salvage assets presented with digital images and other relevant product information. Additionally, LSI enables its corporate and government sellers to enhance their financial return on excess assets by providing a liquid marketplace and value-added services that are integrated into a single offering. The Company organizes its products into categories across major industry verticals such as consumer electronics, general merchandise, apparel, scientific equipment, aerospace parts and equipment, technology hardware, and scrap metals. The Company’s online auction marketplaces are www.liquidation.com, www.govliquidation.com, www.govdeals.com and www.liquibiz.com. LSI also operates a wholesale industry portal, www.goWholesale.com, that connects advertisers with buyers seeking products for resale and related business services.

Contact:

Julie Davis

Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservicesinc.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	March 31,	September 30,
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$34,204	$51,954
Short-term investments	19,759	11,244
Accounts receivable, net of allowance for doubtful accounts of $200 and $519 at March 31, 2009 and September 30, 2008, respectively	3,681	4,658
Inventory	13,084	13,327
Prepaid expenses, deferred taxes and other current assets	8,661	7,653
Total current assets	79,389	88,836
Property and equipment, net	5,490	4,730
Intangible assets, net	4,609	5,561
Goodwill	31,834	34,696
Other assets	3,043	3,344
Total assets	$124,365	$137,167
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,869	$8,303
Accrued expenses and other current liabilities	10,550	10,314
Profit-sharing distributions payable	4,533	10,312
Customer payables	6,927	8,841
Current portion of long-term debt and capital lease obligations	24	22
Total current liabilities	27,903	37,792
Long-term debt and capital lease obligations, net of current portion	31	44
Deferred taxes and other long-term liabilities	2,842	2,961
Total liabilities	30,776	40,797
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 28,096,757 shares issued and 27,389,295 shares outstanding at March 31, 2009; 28,023,361 shares issued and outstanding at September 30, 2008	27	28
Additional paid-in capital	69,244	65,973
Treasury Stock	(3,873)	—
Accumulated other comprehensive loss	(5,572)	(1,717)
Retained earnings	33,763	32,086
Total stockholders’ equity	93,589	96,370
Total liabilities and stockholders’ equity	$124,365	$137,167

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Liquidity Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008

Revenue	$59,676	$62,839	$115,318	$122,105
Costs and expenses:
Cost of goods sold (excluding amortization)	22,703	16,162	41,292	31,565
Profit-sharing distributions	11,797	22,630	26,137	43,436
Technology and operations	11,678	10,300	23,606	20,277
Sales and marketing	4,474	3,917	8,905	8,050
General and administrative	5,131	5,275	10,875	10,114
Amortization of contract intangibles	203	203	407	407
Depreciation and amortization	678	465	1,316	852

Total costs and expenses	56,664	58,952	112,538	114,701

Income from operations	3,012	3,887	2,780	7,404
Interest incomeand other income, net	90	621	326	1,109

Income before provision for income taxes	3,102	4,508	3,106	8,513
Provision for income taxes	(1,427)	(1,862)	(1,429)	(3,504)

Net income	$1,675	$2,646	$1,677	$5,009

Basic earnings per common share	$0.06	$0.10	$0.06	$0.18

Diluted earnings per common share	$0.06	$0.10	$0.06	$0.18

Basic weighted average shares outstanding	27,777,517	27,951,777	27,901,907	27,947,958

Diluted weighted average shares outstanding	27,972,045	28,261,121	27,999,171	28,184,407

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Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008
Operating activities
Net income	$1,675	$2,646	$1,677	$5,009
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	881	668	1,723	1,259
Stock compensation expense	1,566	1,152	3,049	2,263
Provision for doubtful accounts	(370)	(164)	(319)	(164)
Changes in operating assets and liabilities:
Accounts receivable	(780)	(460)	1,297	1,991
Inventory	(475)	803	243	(294)
Prepaid expenses and other assets	451	(1,545)	(707)	(1,819)
Accounts payable	(349)	335	(2,435)	1,847
Accrued expenses and other	2,833	(989)	237	(4,570)
Profit-sharing distributions payable	106	(583)	(5,779)	2,591
Customer payables	408	1,927	(1,913)	2,892
Other liabilities	(294)	38	(120)	73

Net cash provided by (used in) operating activities	5,652	3,828	(3,047)	11,078
Investing activities
Purchases of short-term investments	(4,455)	(18,414)	(13,915)	(24,749)
Proceeds from the sale of short-term investments	2,510	18,159	5,400	24,288
Increase in goodwill and intangibles	(2)	(11)	(86)	(23)
Cash paid for acquisitions, net of cash acquired	—	(9,389)	—	(9,389)
Purchases of property and equipment	(1,132)	(404)	(1,780)	(754)

Net cash used in investing activities	(3,079)	(10,059)	(10,381)	(10,627)
Financing activities
Principal repayments of capital lease obligations and debt	(5)	(2)	(11)	(46)
Proceeds from exercise of common stock options and warrants (net of tax)	130	44	182	93
Incremental tax benefit from exercise of common stock options	30	3	40	3
Repurchases of common stock	(3,874)	—	(3,874)	—

Net cash (used in) provided by financing activities	(3,719)	45	(3,663)	50
Effect of exchange rate differences on cash and cash equivalents	(96)	107	(658)	(11)

Net (decrease) increase in cash and cash equivalents	(1,242)	(6,079)	(17,749)	490
Cash and cash equivalents at beginning of the period	35,446	46,523	51,953	39,954

Cash and cash equivalents at end of period	$34,204	$40,444	$34,204	$40,444
Supplemental disclosure of cash flow information
Cash paid for income taxes	$2,091	$4,628	$2,896	$7,139
Cash paid for interest	12	8	27	9